Appendix X

Nikko Asset Management

Code of Ethics

I. Purpose and Scope

A. Purpose

Nikko Asset Management is committed to upholding the highest standards of business ethics and conduct. We are proud of this commitment and consider it fundamental to earning and maintaining the trust of our clients, prospective clients, the public, regulators, business partners, participants in the global capital markets and other key constituents. This Code of Ethics and Business Conduct (this “Code”) aims to emphasize that commitment by setting forth basic principles of business ethics and standards of business conduct.

Given the variety and complexity of situations that can arise, no single document could ever cover every possible situation. Accordingly, we have not attempted to do that here. Rather, this Code has been prepared to function as a high-level guide, meant to be supplemented where necessary by further policies and procedures, advice of internal compliance professionals and the informed good judgment of those covered by this Code.

B. Scope

This Code applies to all Nikko Asset Management Co., Ltd. directors, statutory auditors, officers and employees, as well as the directors, officers and employees of the wholly and majority-owned subsidiaries of Nikko Asset Management. (As used in this Code, the term “employees” shall include temporary and contract employees.) Such directors, statutory auditors, officers and employees are referred to herein collectively as “Covered Persons,” and individually as a “Covered Person” or “you.” Nikko Asset Management Co., Ltd. and its wholly and majority-owned subsidiaries are referred to herein collectively as the “Company,” and “we” refers to the “Company” and “Covered Persons” collectively.

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II. Commitment to Compliance

Compliance with the letter and spirit of applicable laws, rules and regulations (the “law”) is fundamental to our commitment to uphold the highest standards of business ethics and conduct. In conducting the Company’s business, you must comply with applicable law, including not only domestic law, but also, when applicable, United States federal securities law and the law of foreign jurisdictions.

III. Commitment to Our Clients

A. Fiduciary Duty

As a fiduciary, we owe our clients a duty of loyalty and care. When you act in a fiduciary capacity you must act for the benefit of our clients, placing the interests of our clients before the interests of the Company, a third party or your own. You must also act with reasonable care and exercise prudent judgment.

B. Forthright Communication

We are committed to communicating forthrightly with our clients. When communicating with clients, prospective clients and the general public, you must communicate in a manner that is fair, accurate and not misleading.

C. Preserving Client Confidentiality

Unless disclosure is permitted by the client, required by law or competent authority or authorized by an appropriate legal officer of the Company, you must preserve the confidentiality of confidential client information.

D. Personal Trading

The Company has adopted the Nikko Asset Management Group Personal Trading Policy. The Policy is guided by the principle that as a fiduciary entrusted with the management of client assets our foremost concern is and must always be to protect the interests of our clients. The Policy aims to effectuate this principle by establishing a framework for managing personal trading by directors, officers and employees that protects the interests of our clients, while permitting responsible investing by our directors, officers and employees.

Key components of our personal trading policy include: (i) prohibitions and restrictions on certain types of transactions; (ii) preclearance requirements that allow the appropriateness of the proposed transaction to be assessed prior to permitting a

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transaction; and (iii) reporting requirements that allow NAM to monitor trading activity and review transaction histories in order to assess compliance with the Policy. This Code incorporates by reference the Policy (with relevant local supplement, if any), which shall be included as an attachment to this Code.

IV. Commitment to Regulators and the Public

A. Timely and Truthful Regulatory Filings and Submissions

When we file or submit reports and documents to regulators, we must endeavor to ensure that the information in those reports and documents is fair, accurate and not misleading. When you are providing information to others for inclusion in these reports and documents, you must use best efforts to avoid any misunderstandings (or promptly correct any misunderstanding that does arise) and communicate fairly, accurately, and in a way that is not misleading so that the filings, submissions and public disclosures themselves end up being fair, accurate and not misleading.

B. Cooperating with Regulators

We believe that investors and the industry both benefit a robust regulatory environment in which the regulators appropriately regulate and supervise the industry. We also believe that ad hoc and periodic inspections compromise an important means for regulators to fulfill their duties. Accordingly, we are committed to cooperating with regulators in the appropriate exercise of their supervisory and regulatory duties and expect our directors, officers and employees to fully cooperate with regulators in the proper exercise of their duties.

C. Financial Reporting

Whenever the Company discloses its financial results, we must ensure that the information, in all material respects, is fair, accurate and not misleading. Appropriate and timely disclosure of information requires a complete record of each business process. You are responsible for the integrity of information, reports and records under your control. Logs must be maintained so as to record all transactions in an accurate and timely manner, subject to applicable laws, regulations and internal rules. Furthermore, you must not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s auditors or the investing public.

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V. Commitment to Each Other

A. Embracing Diversity

The Company is committed to providing a work environment where diversity is embraced and our differences are valued and respected. We believe our diversity is a strength and competitive advantage. We expect you to help us ensure that we preserve and enhance a corporate culture where each individual is treated with respect and dignity and diversity is embraced.

B. Work Environment Free of Discrimination and Harassment

The Company is committed to ensuring that the work environment is free from discrimination and harassment. Discrimination and harassment will not be tolerated and may result in disciplinary action up to and including dismissal. We expect you and all other directors, officers and employees to help us in keeping our working environment free from discrimination and harassment.

VI. Commitment to the Company

A. Loyalty

In matters related to your employment or position with the Company you must act for the benefit of the Company, not yourself. You must not take for yourself or otherwise deny to the Company opportunities that are discovered through the use of Company property or information or as a result of your employment or position with the Company. You must fully disclose to the Company any position, relationship, transaction or other circumstances that create or could reasonably appear to create a material conflict of interest with the Company.

B. Protection and Proper Use of Company Assets

You must protect the Company’s assets, including its proprietary information and other intellectual property. You must not use the Company’s assets for non-Company business, except for incidental personal use that is permitted. Further, you must not engage in or allow any unauthorized use or disclosure of the Company’s proprietary information.

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C. Knowing and Complying with Company Policies

The Company has adopted a variety of policies and internal regulations that are aimed at achieving its goals, such as complying with the law, achieving best practice and maintaining an appropriate control environment. You must familiarize yourself with those policies and internal regulations and comply with both their letter and spirit.

D. Duty to Report Suspected Illegal and Inappropriate Acts

We have mechanisms in place to prevent illegal acts, violations of Company policies and regulations and inappropriate acts. We are similarly prepared to take remedial action with prompt and appropriate corrective measures in the event that any such acts or violations occur. You must report any fraudulent, illegal, unethical or suspicious conduct or violations of Company policies or regulations, including violations of this Code, in a timely and accurate manner subject to internal rules. The Company will not tolerate retaliation on the grounds of reporting such incidents.

E. Duty to Avoid Unauthorized Public Communication

The Company has established policies and procedures to ensure that public communications about the Company and/or its business are subject to appropriate oversight and control and are themselves appropriate. Accordingly, you must follow applicable internal policies and regulations when communicating about the Company and/or its business with the public, in any public forum or when dealing with the media. You should not make any statements on behalf of the Company unless you are authorized to do so and should refer all media inquiries to the persons, group or department specified in internal policies and regulations. Further, you must not contact the media without following applicable internal procedures and unless you are authorized to do so.

F. Duty to Cooperate with Investigations

From time to time, the Company may find it necessary to engage in fact-finding or investigations regarding alleged or suspected illegal or inappropriate acts. You are required to fully cooperate with any appropriately authorized internal or external fact-finding exercise or investigation, whether by an internal auditor, external auditor, lawyer, employee in charge of a fact-finding exercise or investigation, or supervisory regulators.

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VII. Commitment to Upholding the Integrity of

Capital Markets

A. Insider Trading

We are committed to complying with all applicable insider trading laws. If you come into possession of material, non-public information (as defined in the relevant insider trading laws), you must not act upon that information or cause others to act upon that information. If you believe you have come into possession of material, non-public information or are uncertain as to whether you have come into possession of such, you must promptly disclose all relevant information to the Chief Compliance Officer (or the senior compliance officer at your office, if you are an employee of or your position is with a subsidiary) and follow his/her instructions.

B. Market Manipulation

We are committed to upholding the integrity of the capital markets, including fair price discovery. Accordingly, you must not engage in any conduct intended to distort prices, artificially inflate trading volumes or mislead market participants.

VIII. Commitment to Ethical Business Practices and

Fair Competition

A. Fair Dealing

We are committed to dealing with business partners, competitors and others honestly and fairly. You must exercise high ethics in your business dealings with others, and must not misappropriate others’ proprietary information or take unfair advantage of others through manipulation, deceit or other unfair business practices.

B. Gifts and Entertainment

The legitimate purpose of business gifts and entertainment is to create good will and strengthen working relationships. The Company has adopted a separate policy on gifts and entertainment, with which you must comply, to ensure that the giving and receiving of gifts and entertainment by Covered Persons does not, in actuality or appearance, exceed that legitimate purpose.

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C. Prohibition of Relations with Anti-Social Forces

The Company is committed to preventing itself from engaging in transactions or developing relationships with groups or individuals, known in Japan as “Anti-Social Forces,” that pursue economic benefit by making use of violence, force and fraudulent means. You must follow applicable Company policy with regard to the goal of preventing transactions and relationships with anti-social forces.

D. Anti-Money Laundering Compliance

The Company is committed to ensuring that it is not misused for the purpose of money laundering or terrorist financing and has adopted appropriate anti-money laundering policies and procedures, which you must follow.

E. Compliance with Anti-Bribery Laws

The Company is committed to competing for business fairly and consistent with applicable laws. Bribery or otherwise attempting to corruptly influence any government official for the purpose of obtaining or retaining business or to secure an improper advantage will not be tolerated. You must comply with all applicable anti-bribery and anti-corrupt practices laws.

IX. Environmental and Social Responsibilities

A. Commitment to the Environment

We are fully cognizant of our responsibilities to environmental conservation and proactively engage in environmental activities, subject to applicable laws, regulations and internal rules.

B. Contribution to Society

We are committed to fulfilling our social responsibility as a good corporate citizen and wholeheartedly accept our responsibility to contribute to society. We are committed to proactively creating opportunities and participating in activities that contribute to society.

Revision History

•	Announced June 21,2011